Exhibit 99.2

News Announcement	For Immediate Release

NEXSTAR BROADCASTING GROUP COMPLETES DIVESTITURE OF

KBTV IN BEAUMONT/PORT ARTHUR, TEXAS FOR $14 MILLION

IRVING, Texas, December 3, 2012 – Nexstar Broadcasting Group, Inc. (Nasdaq: NXST) announced today that it has completed the divestiture of KBTV, the FOX affiliate serving Beaumont/Port Arthur, Texas to San Antonio Television LLC and Deerfield Media [Port Arthur] Licensee, LLC for $14 million cash. Nexstar intends to use proceeds from the divestiture to further reduce debt and for general corporate purposes.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar has established a record of successfully optimizing its station portfolio through both strategic acquisitions and divestitures and the sale of KBTV is consistent with our long-term strategy to divest non-core assets in transactions that are also additive to our free cash flow. We are confident that KBTV will continue to offer viewers in Beaumont/Port Arthur great programming under the management of Deerfield Media and we will continue to pursue opportunities that generate additional value for our shareholders.”

According to Nielsen Media 2011-2012 Local Market Estimates, Beaumont/Port Arthur, Texas is the 141st largest television market in the country. The transaction officially closed on Friday, November 30, 2012.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 64 television stations and related digital multicast signals reaching 38 markets or approximately 11.1% of all U.S. television households.

Assuming completion of all other announced transactions, Nexstar will own, operate, program or provide sales and other services to 71 television stations and related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, statements regarding our acquisition of the Newport Assets and Nexstar Broadcasting’s issuance of the notes and the entry into new senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of the Newport Assets, including as a result of a delay in completing the acquisition of the Newport Assets or a delay or difficulty in integrating the Newport Assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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